CERTIFICATE OF ELIMINATION OF THE
SERIES B PREFERRED STOCK OF
METABOLIX, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Metabolix, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of 50,000 shares of Series B Preferred Stock, par value $.01 per share, of the Corporation (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on August 22, 2014, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series B Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That no shares of said Series B Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3. That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED:
That no shares of the Corporation’s authorized Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) are outstanding and that no shares of the Series B Preferred Stock will be issued subject to the certificate of designation previously filed on August 22, 2014 with respect to the Series B Preferred Stock.

RESOLVED:
That the proper officers of the Corporation (the “Authorized Officers”) be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock; and further that upon such filing all authorized shares of Series B Preferred Stock shall be eliminated and restored to the status of authorized but unissued shares of undesignated preferred stock under the Corporation’s certificate of incorporation.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Elimination as of September 11, 2015.

METABOLIX, INC.

By: /s/ Joseph Shaulson
Name: Joseph Shaulson
Title: President & CEO

ACTIVE/83584290.1